EXHIBIT 23.21

To the Shareholder of FrontierVision
Holdings Capital II Corporation:

We consent to the use of our report dated March 19, 1999, relating to the balance sheet of FrontierVision Holdings Capital II Corporation as of December 31, 1998, included herein and to the reference to our firm under the heading "Experts" in the registration statement.




/s/ KPMG LLP
KPMG LLP

Denver, Colorado
April 1, 1999